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                                                                    Exhibit 99.1

Copper Mountain Completes Acquisition of OnPrem Networks

PALO ALTO, Calif., February 29, 2000--Copper Mountain Networks, Inc., (Nasdaq:
CMTN), the market-share leader in business Digital Subscriber Line (DSL) equipment, today announced it has completed the acquisition of privately-held OnPrem Networks Corp. of Fremont, California.

On January 26, 2000, Copper Mountain announced the signing of a definitive agreement to acquire OnPrem, a developer of highly-integrated DSL solutions for the small and medium building Multi-Tenant Unit (MTU) market. Under the terms of the agreement, Copper Mountain will acquire OnPrem Networks Corp. in exchange for the issuance of approximately 1.3 million shares of Copper Mountain common stock and Copper Mountain stock options. This transaction is being accounted for using purchase accounting.

About Copper Mountain Networks

Copper Mountain Networks, Inc. (Nasdaq: CMTN) develops and markets a comprehensive family of DSL solutions that enable high-speed internetworking over existing copper facilities. The company's mission is to enable carriers and other service providers to offer a full range of high-performance, cost-effective data and voice services over DSL that are easy to deploy, use, and manage. Copper Mountain's CopperRocket(R) CPE family addresses the bandwidth, reliability, ease-of-use, and cost concerns of remote offices and users. Its carrier-class CopperEdge(R) DSL concentrators and CopperView(TM) network management solutions offer a robust and scalable platform for carriers and Multi-Tenant Unit service providers to generate a high return on investment while satisfying the ever-increasing user demand for bandwidth. Customers wanting more information about Copper Mountain products can contact Diana Helfrich at (650) 687-3314 or visit the company's World Wide Web site at http://www.coppermountain.com. For investor relations information, call toll
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free 877-INFO-CMTN (463-6268) or contact the company at IR@coppermountain.com.
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